Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Appoints Kirk A. Davis President and

Chief Operating Officer

FAIRPORT, N.Y., January 9, 2009—GateHouse Media, Inc. (OTC: GHSE) announced today the appointment of Kirk A. Davis as President and Chief Operating Officer. Mr. Davis previously served as President and Chief Executive Officer of GateHouse Media New England. In his new role, Mr. Davis will be responsible for setting the strategic direction and overseeing all operations of GateHouse Media’s 92 daily publications, more than 285 weekly publications and 260 locally focused web sites.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “Kirk Davis has a proven track record of successfully operating local media companies in his more than 20 years experience in the industry. Kirk’s knowledge of local newspaper operations, his leadership qualities and his experience with GateHouse Media make him the logical choice for this position. We are excited to have Kirk assume this role and look forward to the significant contributions he will make to GateHouse Media.”

Mr. Davis joined GateHouse Media in June 2006 when GateHouse Media acquired Enterprise NewsMedia at which time he was appointed CEO of GateHouse Media New England. He has over 20 years of experience in the newspaper industry covering all aspects of the business. Prior to joining GateHouse Media, Mr. Davis held a variety of positions at Thomson Newspapers, Ingersoll Publications and Community Newspaper Company. Mr. Davis is also the past Chairman of the Board for the Suburban Newspapers of America (SNA) and currently serves on the board of the SNA Foundation. He also serves on the Board of Governors of the New England Newspaper Association (NENA) and last year was elected to the board of the Audit Bureau of Circulation (ABC).

“I am excited about my new role at GateHouse Media and I look forward to working with our management team across the organization to strengthen our operations,” said Kirk Davis.

Rick Daniels will be promoted to replace Mr. Davis as President and CEO of GateHouse Media New England. Mr. Daniels was previously the Chief Operating Officer for GateHouse Media New England. Prior to joining GateHouse Media New England in July 2007, Mr. Daniels held various positions at The Boston Globe and its affiliated companies, including President from 2001 through 2006.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 92 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded on the over-the-counter market under the symbol “GHSE”.

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Forward-Looking Statements

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors. GateHouse Media is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.